EXHIBIT 99.1

    Lattice Semiconductor Reports Second Quarter Financial Results

    HILLSBORO, Ore.--(BUSINESS WIRE)--July 22, 2004--Lattice Semiconductor Corporation (Nasdaq:LSCC) today announced financial results for the second quarter ended June 2004.
    Revenue for the second quarter was $60.9 million, an increase of three percent from last quarter's revenue of $59.1 million and up eight percent from the $56.6 million reported in the same quarter a year ago.
    Quarterly revenue from PLD products was $49.8 million, or 82 percent of total revenue, and grew four percent sequentially. Quarterly revenue from FPGA products was $11.1 million, or 18 percent of total revenue, and declined two percent sequentially but increased 24 percent on a year over year basis. Quarterly revenue from New products, now 16 percent of total revenue, grew 28 percent sequentially and more than doubled on a year over year basis.
    Net loss for the second quarter was $16.0 million ($0.14 per share). This loss includes a $17.1 million charge for amortization of intangible assets. Excluding these charges, income for the quarter was $1.1 million ($0.01 per share). These non-cash amortization charges have been highlighted as they are not expected to continue at these levels and are currently expected to be entirely eliminated in 2007. The Company believes exclusion of these charges more closely approximates its cash earnings performance. A reconciliation of non-GAAP income to GAAP loss accompanies the financial tables in this earnings release.
    "Last quarter we made two significant new product announcements," stated Cyrus Y. Tsui, chairman and chief executive officer. "First, we launched the initial wave of our planned next generation FPGA products with the introduction of the LatticeEC(TM) and LatticeECP-DSP(TM) families. The first device of these new FPGA families will be production released during the current quarter, ahead of schedule. Both FPGA families were designed from the ground up in order to optimally balance emerging customer requirements in terms of cost, architectural features and performance. As the FPGA market is rapidly transitioning from high-priced, low-volume devices to low-priced, high-volume devices, we believe the timing of these new FPGA product families is excellent. Second, we entered the timing IC market with our revolutionary ispClock(TM) family of in-system programmable clock management devices. Combining our proprietary programmable mixed signal technology with high-performance programmable logic, ispClock devices offer an unprecedented level of performance and flexibility in support of advanced clock network design. We are pleased with the customer reception to our recent announcements and expect these new product families to open new avenues of revenue growth for Lattice during 2005."

    Business Outlook -- September 2004 Quarter:

    --  Revenue is expected to be flat, plus or minus two percent;

    --  Gross margin percentage is expected to be approximately flat;

    -- Total operating expenses are expected to be approximately flat;

    -- Intangible asset amortization is expected to decline by $11.1 million to approximately $6 million; and

    --  Other Income is expected to be approximately $3 million.

    On July 23, 2004, Lattice will hold a telephone conference call at 5:30 am (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On September 9, 2004, we plan to publish a "Business Update Statement" on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements. Additionally, during the September 2004 quarter, Lattice plans to participate in an investor conference sponsored by Schwab Soundview Capital. Specific presentation dates and times are posted on our website at www.lscc.com.

    The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws including statements about future quarterly financial results, revenues, customers, product offerings and the Company's ability to compete. Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including the possibility that further accounting adjustments may be required and the effectiveness of changes to the Company's internal controls, as well as overall semiconductor market conditions, market acceptance and demand for the Company's new products, the Company's dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks. The Company does not intend to update or revise any forward looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Lattice Semiconductor Corporation, the inventor of in-system programmable (ISP(TM)) logic products, designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSCs) and high-performance ISP Programmable Logic Devices (PLDs), including Complex Programmable Logic Devices (CPLD), Programmable Analog Components (PAC), and Programmable Digital Interconnect (GDX). Lattice also offers industry leading SERDES products. Lattice offers total solutions for today's system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.
    Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communications, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA. For more information access our web site at www.latticesemi.com.

    Lattice Semiconductor Corporation, L (& design), Lattice (& design) ISP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.



                   Lattice Semiconductor Corporation
                 Consolidated Statement of Operations
                 (in thousands, except per share data)
                              (unaudited)

                           Three months ended       Six months ended
                      ---------------------------- -------------------
                       June 30, Mar. 31, June 30,   June 30, June 30,
     Description         2004     2004     2003      2004      2003
-------------------------------------------------- -------------------

Revenue                 $60,939  $59,071  $56,575   $120,010 $113,872

Costs and expenses:
  Costs of products sold 26,232   24,719   22,993     50,951   46,021
  Research and
   development           22,599   22,259   21,702     44,858   43,534
  Selling, general and
   administrative        14,069   13,087   12,614     27,156   25,097
  Amortization of
   intangible assets
   (1)(2)                17,051   18,654   18,687     35,705   39,801
                      ---------------------------- -------------------

    Total costs and
     expenses            79,951   78,719   75,996    158,670  154,453
                      ---------------------------- -------------------
Loss from operations    (19,012) (19,648) (19,421)   (38,660) (40,581)

Other income
 (expense), net           3,136    3,107   (1,365)     6,243      126
                      ---------------------------- -------------------

Loss before (benefit)
 provision for
 income taxes        (15,876)  (16,541)  (20,786)   (32,417)  (40,455)
Provision (benefit)
 for income taxes        100        --    (2,554)       100    (2,554)
                     ----------------------------  -------------------

Net loss            ($15,976) ($16,541) ($18,232)  ($32,517) ($37,901)
                     ============================  ===================

Basic net loss per
 share                ($0.14)   ($0.15)   ($0.16)    ($0.29)   ($0.34)
                     ============================  ===================

Diluted net loss per
 share                ($0.14)   ($0.15)   ($0.16)    ($0.29)   ($0.34)
                     ============================  ===================

Shares used in per
 share calculations:
       Basic         112,812   112,627   111,507    112,728   111,473
                     ============================  ===================
       Diluted (3)   112,812   112,627   111,507    112,728   111,473
                     ============================  ===================

Notes:

(1) Intangible assets subject to amortization aggregate $51.1 million, net, at June 30, 2004 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis. Intangible asset amortization will decline to approximately $5.8 million in the September 2004 quarter as amortization of intangible assets related to the June 1999 Vantis acquisition was completed in the June 2004 quarter.

(2) Includes $1.3 million, $0.8 million and $0.8 million of deferred stock compensation expense for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003, respectively, attributable to Research and Development activities. Includes $2.1 million, and $4.1 million of deferred stock compensation expense for the six-month periods ended June 30, 2004, and June 30, 2003, respectively, attributable to Research and Development activities.

(3) For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and our convertible notes as they are antidilutive.



                   Lattice Semiconductor Corporation
                      Consolidated Balance Sheet
                            (in thousands)
                              (unaudited)

                                                   June 30,  Dec. 31,
                    Description                      2004      2003
------------------------------------------------------------ ---------

                      Assets
Current assets:
 Cash and short-term investments                   $310,834  $277,750
 Accounts receivable, net                            28,937    26,796
 Inventories                                         40,770    46,630
 Other current assets                                51,118    51,537
                                                   --------- ---------
      Total current assets                          431,659   402,713

Property and equipment, net                          51,774    53,800
Foundry investments, advances and other assets       55,733    86,883
Goodwill and other intangible assets, net (1)       274,652   308,232
                                                   --------- ---------

                                                   $813,818  $851,628
                                                   ========= =========

       Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable and other accrued liabilities     $28,013   $28,500
 Deferred income on sales to distributors            15,939    10,564
 Income taxes payable                                    --        37
                                                   --------- ---------
      Total current liabilities                      43,952    39,101

Zero Coupon Convertible notes due in 2010           184,000   184,000
Other long-term liabilities                          23,090    22,415
                                                   --------- ---------
                                                    207,090   206,415

Stockholders' equity                                562,776   606,112
                                                   --------- ---------

                                                   $813,818  $851,628
                                                   ========= =========

Note:

(1) At June 30, 2004, includes approximately $223.6 million in
    Goodwill and $51.1 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years.
    Goodwill is not amortized effective with the March 2002 quarter.



Appendix 1

                   Lattice Semiconductor Corporation
        Consolidated Operations Information- Non-GAAP Basis (1)
                 (in thousands, except per share data)
                              (unaudited)

                             Three months ended      Six months ended
                         -------------------------- ------------------
                         June 30, Mar. 31, June 30, June 30, June 30,
       Description          2004     2004    2003      2004     2003
----------------------------------------------------------------------

Revenue                   $60,939  $59,071 $56,575  $120,010 $113,872

Costs and expenses:
   Costs of products sold  26,232   24,719  22,993    50,951   46,021
   Research and
    development            22,599   22,259  21,702    44,858   43,534
   Selling, general and
    administrative         14,069   13,087  12,614    27,156   25,097
                         -------------------------- ------------------

       Total costs and
        expenses           62,900   60,065  57,309   122,965  114,652
                         -------------------------- ------------------
Loss from operations       (1,961)    (994)   (734)   (2,955)    (780)

Other income (expense), net 3,136    3,107  (1,365)    6,243      126
                         -------------------------- ------------------

Income (loss) before
 provision (benefit)
   for income taxes         1,175    2,113  (2,099)    3,288     (654)

Provision (benefit) for
 income taxes                 100       --  (2,554)      100   (2,554)
                         -------------------------- ------------------

Non-GAAP earnings          $1,075   $2,113    $455    $3,188   $1,900
                         ========================== ==================

Diluted Non-GAAP earnings
 per share (2)              $0.01    $0.02   $0.00     $0.03    $0.02
                         ========================== ==================

Shares used in
 calculations             114,125  117,795 113,405   115,921  113,268
                         ========================== ==================

Notes:

(1) This table presents operating information which is consistent with the information reported by First Call, Reuters and Zacks for Lattice Semiconductor Corporation. A reconciliation to GAAP on a per share basis is attached as Appendix 2.

(2) For all periods presented, the computation of diluted Non-GAAP earnings includes the effect of stock options but excludes the effect of our convertible notes as they are antidilutive.


Appendix 2

                   Lattice Semiconductor Corporation
                 Non-GAAP Earnings Reconciliation (1)
                              (unaudited)

                             Three months ended      Six months ended
                         -------------------------- ------------------
                         June 30, Mar. 31, June 30,  June 30, June 30,
       Description         2004     2004    2003       2004     2003
----------------------------------------------------------------------

Net loss                  ($0.14)  ($0.15) ($0.16)   ($0.29)  ($0.34)

Add:
Amortization of intangible
 assets                    $0.15    $0.17   $0.16     $0.32    $0.36
                         -------------------------- ------------------
Non-GAAP income            $0.01    $0.02   $0.00     $0.03    $0.02
                         ========================== ==================

Notes:

(1) This table reconciles net loss to non-GAAP information, which is presented in Appendix 1, on a per- share basis.


Appendix 3

                   LATTICE SEMICONDUCTOR CORPORATION
            - Supplemental Historic Financial Information -
                               (Q2 2004)

Operations Information                     Q204       Q104       Q203
                                      --------------------------------
  Percent of Revenue
                          Gross Margin      57.0%      58.2%     59.4%
                           R&D Expense      37.1%      37.7%     38.4%
                          SG&A Expense      23.1%      22.2%     22.3%
                        Operating Loss     -31.2%     -33.3%    -34.3%
             Operating Loss (Non-GAAP)      -3.2%      -1.7%     -1.3%

  Depreciation Expense ($000)              4,366      4,498     4,603
  Capital Expenditures ($000)              4,774      2,022     2,504

Balance Sheet Information
  Current Ratio                              9.8        9.3      13.2
  A/R Days Revenue Outstanding                43         40        46
  Inventory Months                           4.6        5.4       6.3

Revenue % (by Product Family)
  FPGA                                        18%        19%       15%
  PLD                                         82%        81%       85%

Revenue % (by Product Classification (1))
  New                                         16%        13%        8%
  Mainstream                                  43%        43%       41%
  Mature                                      41%        44%       51%

Revenue % (by Geography)
  Americas                                    30%        36%       41%
  Europe (incl. Africa)                       23%        24%       26%
  Asia (incl. ROW)                            47%        40%       33%

Revenue % (by End Market)
  Communications                              51%        53%       52%
  Computing                                   17%        19%       21%
  Other                                       32%        28%       27%

Revenue % (by Channel)
  Direct                                      63%        58%       54%
  Distribution                                37%        42%       46%


(1) Product Classification:
---------------------------
New: FPSC, XPLD, XPGA, GDX2, ORCA 4, ispMACH 4000, ispMACH 4000 Z, ispPAC-PWR

Mainstream:   ORCA 3, GDX/V, ispMACH L/V, ispLSI 2000V, ispLSI 5000V,
              ispLSI 8000V, ispMACH 5000VG, Mixed Signal, Software

Mature:       ORCA 2, All 5-Volt CPLDs, All SPLDs


      CONTACT: Lattice Semiconductor Corporation
             Roddy Sloss, 503-268-8000